EXHIBIT 99.1

ENGLOBAL ANNOUNCES REVERSE STOCK SPLIT, NASDAQ COMMUNICATION

REGARDING STOCKHOLDERS' EQUITY

HOUSTON, TX / ACCESSWIRE / November 29, 2023 / ENGlobal Corporation (NASDAQ: ENG), a provider of innovative engineering project solutions focused on the energy industry, today announced that it will effect a one-for-eight reverse split of its common stock, effective at 11:59 pm, Eastern Standard Time, on November 30, 2023 (the “Effective Time”).

The reverse stock split is intended to increase the per share trading price of the Company's common stock to satisfy the minimum bid price requirement for continued listing on The Nasdaq Capital Market. As a result of the reverse stock split, every eight shares of the Company's common stock issued and outstanding at the Effective Time will be consolidated into one issued and outstanding share of common stock, with no change in the par value per share of $0.001. Any fractional shares that would otherwise be issued as a result of the reverse stock split will be rounded up to the nearest whole share. The Company’s number of authorized shares of common stock will remain at 75,000,000 shares.

Trading of the Company's common stock on The Nasdaq Capital Market will continue, on a split-adjusted basis, with the opening of the markets on Friday, December 1, 2023, under the symbol "ENG" and the new CUSIP number 293306205. Immediately after the reverse stock split, the Company expects that there will be approximately 5,125,000 shares of the Company's common stock issued and outstanding.

At the Company’s annual meeting of shareholders held on June 29, 2023, the Company's shareholders granted the Company's Board of Directors the discretion to effect a reverse stock split of the Company's common stock through an amendment to its Restated Articles of Incorporation, as amended, at a ratio of not less than one-for-two and not more than one-for-ten, with such ratio to be determined by the Company's Board of Directors.

The Company has retained its transfer agent, Computershare Trust Company, N.A. ("Computershare"), to act as its exchange agent for the reverse stock split. Computershare will provide shareholders of record as of the Effective Date with instructions for the exchange of their stock certificates. Shareholders holding their shares in book-entry form and/or owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to their brokers' particular processes, and will not be required to take any action in connection with the reverse stock split.

The Company also announced that it received a notification letter dated November 27, 2023 (the "Deficiency Letter") from the Listing Qualifications Department of The Nasdaq Stock Market Inc. ("Nasdaq") notifying the Company that it is not currently in compliance with Nasdaq Listing Rule 5550(b)(1) for continued listing due to its failure to maintain a minimum of $2.5 million in stockholders' equity. In the Company's Form 10-Q for the period ended September 30, 2023, the Company reported stockholders' equity of approximately $2.1 million. Nasdaq also determined that the Company does not meet the alternatives of market value of listed securities or net income from continuing operations for continued listing.

The notice has no immediate effect on the listing of the Company’s common stock. The Company may regain compliance with the minimum stockholders’ equity requirement by submitting a plan to regain compliance (a “Compliance Plan”) to Nasdaq by January 8, 2024. If the Compliance Plan is accepted by Nasdaq, the Company may be granted a compliance period of up to 180 calendar days from the date of the Deficiency Letter to evidence compliance. If the Compliance Plan is not accepted by Nasdaq, the Company will have an opportunity to appeal that decision to a Nasdaq Hearings Panel. During the pendency of the hearing process, the Company’s common stock would continue to be listed on Nasdaq.

The Company's management is considering various options to regain compliance with the minimum stockholders’ equity requirement and maintain the Company’s listing on The Nasdaq Capital Market. The Company intends to submit the Compliance Plan as soon as practicable. There can be no assurance that the Compliance Plan will be accepted or that if it is, the Company will be able to regain compliance with the minimum stockholder’s equity requirement or will otherwise be in compliance with other Nasdaq listing criteria.

About ENGlobal

ENGlobal Corporation is a provider of innovative, delivered project solutions primarily to the energy industry. ENGlobal operates through two business segments: Commercial and Government Services. The Commercial segment provides engineering, design, fabrication, construction management and integration of automated control systems. The Government Services segment provides engineering, design, installation, operations, and maintenance of various government, public sector, and international facilities, specializing in turnkey automation and instrumentation systems for the U.S. Defense industry. Further information about the Company and its businesses is available at www.englobal.com.

For further information, please email ir@englobal.com.

Cautionary Note Regarding Forward Looking Statements

The statements above regarding the Company's expectations, including those relating to its future results, its future operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties. For a discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENGlobal's filings with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.